Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 30, 2017, relating to the combined and consolidated financial statements and financial statement schedule of Invitation Homes appearing in the Annual Report on Form 10-K of Invitation Homes Inc. for the fiscal year ended December 31, 2016.

/s/ Deloitte & Touche LLP

Dallas, Texas

November 16, 2017